EXHIBIT 99.1

              MILITARY RESALE GROUP CHANGES MANAGEMENT, TERMINATES
                        PREVIOUSLY ANNOUNCED TRANSACTIONS


         Colorado Springs, Colorado. January 24, 2005. Military Resale Group, Inc. (OTCBB: MYRG) today announced that it has entered into an agreement with Lee Brukman, its former Chief Executive Officer and a Director. The agreement, which is intended to settle certain outstanding issues between MYRG and Mr., Brukman, provides, among other things, that, effective January 11, 2005:

         o Mr. Brukman's association with MYGR, whether as an officer or director, has terminated;

         o the previously announced real estate-based transactions orchestrated by Mr. Brukman have been terminated and rescinded, as a result of which Mr. Brukman has returned the approximately 2,880,000 shares of common stock of MYRG held thereby to MYRG for cancellation;

         o the amounts owed by MYRG to Mr. Brukman have been settled at $120,000, payable over the period ending on July 8, 2005; and

         o MYRG and Mr. Brukman granted to one another general releases, subject to the carve-outs specified in such agreement.

         Ethan Hokit, the President of MYRG commented, "We are pleased to put these matters behind us. By entering into this agreement, we are providing certainty for MYRG, permitting it to concentrate its efforts on achieving its business objectives rather than on these ongoing disputes. Further, by providing a mutually agreeable schedule in accordance with which MYRG intends to satisfy its monetary obligations to Mr. Brukman, MYRG has the ability to attempt to better manage its working capital requirements and sources of capital to ensure timely payment. In the near term, MYRG intends to call a stockholders meeting in order to elect a new board of directors and handle other necessary business. I, as the sole remaining director of MYRG, have appointed Edward T. Whelan, MYRG's former Chairman and Chief Executive Officer, to return in such roles to provide interim leadership to MYRG pending such stockholders meeting."

         Mr. Whelan added, "It is a pleasure to return to MYRG. I look forward to assisting the company in achieving its business objectives."

ABOUT MILITARY RESALE GROUP, INC.

         Military Resale Group, Inc. ("MYRG") is a regional distributor of grocery and household items specializing in distribution to the military market. MYRG distributes a wide variety of items, including fresh and frozen meat and poultry, seafood, frozen foods, canned and dry goods, beverages, dairy products, paper goods and cleaning and other supplies. MYRG's


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operations are currently directed to servicing the commissary at each of six military installations located in Colorado, Wyoming, and South Dakota, including the Air Force Academy located in Colorado Springs, Colorado. We are approved by the Department of Defense to contract with military commissaries and exchanges.

         FORWARD-LOOKING STATEMENTS AND COMMENTS IN THIS PRESS RELEASE ARE MADE PURSUANT TO SAFE HARBOR PROVISIONS OF THE SECURITIES EXCHANGE ACT OF 1934. CERTAIN STATEMENTS, WHICH DESCRIBE MILITARY RESALE GROUP, INC.'S INTENTIONS, EXPECTATIONS OR PREDICTIONS, ARE FORWARD-LOOKING AND ARE SUBJECT TO IMPORTANT RISKS AND UNCERTAINTIES. THE RESULTS OR EVENTS PREDICTED IN THESE STATEMENTS MAY DIFFER MATERIALLY FROM ACTUAL RESULTS OR EVENTS. NUMEROUS FACTORS, KNOWN AND UNKNOWN TO MILITARY RESALE GROUP, INC., COULD CAUSE RESULTS OR EVENTS TO DIFFER FROM CURRENT EXPECTATIONS.


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